SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
This Second Amendment to Loan and Security Agreement (this “Second Amendment”) is made this 24th day of July, 2020, by and among HORIZON GLOBAL AMERICAS INC., a Delaware corporation (“Horizon Americas”), CEQUENT TOWING PRODUCTS OF CANADA LTD., a company formed under the laws of the Province of Ontario ("Cequent Canada"; together with Horizon Americas, each a "Borrower" and collectively the “Borrowers”), HORIZON GLOBAL CORPORATION, a Delaware corporation (“Parent”), HORIZON GLOBAL COMPANY LLC, a Delaware limited liability company (“Horizon Global”, and together with Parent, each a "Guarantor" and collectively the “Guarantors”; the Borrowers and Guarantors are referred to herein as, collectively, jointly and severally, the “Loan Parties” and each a “Loan Party”), the Lenders party hereto and ENCINA BUSINESS CREDIT, LLC, as agent for the Lenders (in such capacity, the "Agent").
BACKGROUND
A.The Loan Parties, Lenders and the Agent entered into that certain Loan and Security Agreement dated as of March 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement, as in effect immediately prior to the date hereof, and all other Loan Documents executed in connection therewith prior to the date hereof are collectively referred to as the “Existing Financing Agreements”.
B.The Loan Parties have informed the Agent that the Loan Parties desire to join Cequent Electrical Products de México, S. de R.L. de C.V., a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Electrical MX”) and Cequent Sales Company de México, S. de R.L. de C.V., a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Sales MX”, and together with Cequent Electrical MX, the “Mexican Guarantors”), as Guarantors to the Loan Agreement and the other Existing Financing Agreements, and, in connection therewith, subject to the terms and conditions of this Second Amendment, the Lenders and the Agent have agreed to amend certain provisions of the Loan Agreement as set forth herein.
NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement, as amended by this Second Amendment.
2.Amendments to Loan Agreement. Subject to the satisfaction (or waiver) of the conditions precedent specified in Section 4 below, the Loan Agreement is hereby amended in its entirety to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages to the conformed Loan Agreement attached as Annex I hereto.
3.Representations and Warranties. Each Loan Party hereby:
(a)after giving effect to this Second Amendment, reaffirms all representations and warranties made to the Lenders and the Agent under the Loan Agreement and all of the other Existing Financing Agreements and represents and warrants that after giving effect to this Second Amendment and the transactions contemplated hereby all such representations and warranties are true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof (or, to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties are true and correct as of such earlier date);
(b)as of the date hereof, reaffirms all covenants contained in the Loan Agreement (as amended hereby) and all of the other Existing Financing Agreements and covenants to comply with all such covenants until the Termination Date; and
(c)as of the date hereof, represents and warrants that:
(i)no Default or Event of Default has occurred and is continuing under the Loan Agreement or any of the other Existing Financing Agreements;
(ii)such Loan Party has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Second Amendment;
(iii)the execution, delivery and performance by such Loan Party of this Second Amendment have been duly and validly authorized and do not violate such Loan Party's Governing Documents or any law or any material agreement or instrument or any court order which is binding upon such Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any material agreement or instrument which is binding upon such Loan Party or its property, and do not require the consent of any Person;
(iv)this Second Amendment has been duly executed and delivered by, and is enforceable against, each of the Loan Parties party hereto, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles; and
(v)no Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of this Second Amendment.
4.Conditions Precedent. This Second Amendment shall become effective on the date on which the following conditions have been fulfilled to the satisfaction of the Agent (the “Second Amendment Effective Date”):
(a)each of the following documents shall be duly executed by all parties thereto and delivered to the Agent, in form and substance satisfactory to the Agent, and each such document shall be in full force and effect:
(i)this Second Amendment.
(b)the Agent shall have received favorable written legal opinions of Jones Day, and Jones Day México, S.C., as special counsel to the Loan Parties in New York and Mexico, which legal opinions shall be addressed to the Agent and the Lenders, covering such matters under New York and

Mexican laws, as applicable, and shall be in form and substance similar to the legal opinions previously delivered to the Agent on the Closing Date and otherwise satisfactory to the Agent and its legal counsel;
(c)the Agent shall have received a joinder agreement (the “Joinder”) and such other documents and agreements as required under Section 7 of the Joinder, and each such document shall be duly executed by all parties thereto, in form and substance satisfactory to the Agent, and in full force and effect, and all actions required to join each of Cequent Electrical MX and Cequent Sales MX as Guarantors under the Loan Agreement (as amended hereby) and the other Existing Financing Agreements shall have been completed to the satisfaction of the Agent;
(d)the Borrowers shall have paid to the Agent all fees due on the Second Amendment Effective Date and shall have paid or reimbursed Agent for all of Agent's costs, charges and expenses incurred through the Second Amendment Effective Date for which invoices have been presented to the Loan Parties prior to the date hereof payable to the extent required by Section 15.7 of the Loan Agreement (including, without limitation, reasonable and documented attorneys’ fees and expenses incurred in connection with the preparation, negotiation and execution of this Second Amendment and the documents provided for herein or related hereto); [and]
(e)after giving effect to this Second Amendment, all representations and warranties contained in Section 3 above shall be true and correct in all respects.
5.Post-Closing Obligations. Within fifteen (15) days after the Second Amendment Effective Date (or within such longer period as Agent may agree at its sole option), the Loan Parties shall deliver, or cause to be delivered, to the Agent certificates of insurance and, if needed, endorsements for the insurance policies carried by each Mexican Guarantor or under which the Mexican Guarantor is covered as an insured, in each case, in form and substance satisfactory to the Agent. The failure to satisfy the foregoing requirement on or before the date when due shall be an Event of Default, except as otherwise agreed to by Agent at its sole option.
6.Further Assurances. Each Loan Party hereby agrees to take all such actions and to execute and/or deliver to the Agent all such documents, assignments, financing statements and other documents, as the Agent may reasonably require from time to time, to effectuate and implement the purposes of this Second Amendment.
7.Reaffirmation of Loan Documents; No Novation. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed any Obligations, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of such Obligations as amended hereby. Each Loan Party hereby consents to this Second Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Second Amendment shall not serve to effect a novation of any Indebtedness under the Loan Documents or any other Obligations.
8.No Modification. Except as expressly set forth herein, nothing contained in this Second Amendment shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any other Loan Document or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Agent reserves all rights, privileges and remedies under the Loan Documents. Except as amended or consented to hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as modified hereby.
9.Release of Claims. In consideration of the Agent’s agreements contained in this Second Amendment, each Loan Party hereby irrevocably releases and forever discharges the Agent and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations or proceedings, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against the Agent or any other Released Person which relates, directly or indirectly, to any acts or omissions of the Agent or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.
10.Miscellaneous.
(a)Headings; Construction. Section and subsection headings are used in this Second Amendment only for convenience and do not affect the meanings of the provisions that they precede.
(b)Modifications. No modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(c)Governing Law; Loan Document. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS SECOND AMENDMENT WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. This Second Amendment is a Loan Document and is subject to and has the benefit of all the provisions in the Loan Agreement applicable to Loan Documents.
(d)Counterparts; Fax/Email Signatures. This Second Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Second Amendment may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

HORIZON GLOBAL AMERICAS INC.,
as a Borrower

By:/s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary

CEQUENT TOWING PRODUCTS OF CANADA LTD., as a Borrower

By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary

HORIZON GLOBAL CORPORATION,
as a Guarantor

By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary

HORIZON GLOBAL COMPANY LLC,
as a Guarantor

By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary

[Signature Page to Second Amendment to Loan and Security Agreement]

Cequent Electrical Products de México, S. de R.L. de C.V., as a Guarantor

By: /s/ Jay Goldbaum
Name:     Jay Goldbaum
Title:     Legal Representative

Cequent Sales Company de México, S. de R.L. de C.V., as a Guarantor

By: /s/ Jay Goldbaum
Name:     Jay Goldbaum
Title:     Legal Representative

ENCINA BUSINESS CREDIT, LLC, as Agent

By: /s/ John Whetstone
Name:    John Whetstone
Title:    Authorized Signatory

ENCINA BUSINESS CREDIT SPV, LLC,
as a Lender

By: /s/ John Whetstone
Name:    John Whetstone
Title:    Authorized Signatory

[Signature Page to Second Amendment to Loan and Security Agreement]

Annex I
Conformed Loan Agreement
(changed pages only)
See attached.

TABLE OF CONTENTS

			Page
1.	DEFINITIONS		1
	1.1	Certain Defined Terms	1
	1.2	Accounting Terms and Determinations	30
	1.3	Other Definitional Provisions and References	31
	1.4	Interpretation (Québec)	31
	1.5	Interpretation (Mexico)	32

2.	LOANS		32
	2.1	Amount of Loans	32
	2.2	Protective Advances; Overadvances	34
	2.3	Notice of Borrowing; Manner of Revolving Loan Borrowing	35
	2.4	Swingline Loans	36
	2.5	Repayments	37
	2.6	Prepayments / Voluntary Termination / Application of Prepayments	37
	2.7	Obligations Unconditional	38
	2.8	Reversal of Payments	39
	2.9	Notes	39
	2.10	Defaulting Lenders	39
	2.11	Appointment of Borrower Representative	40
	2.12	Joint and Several Liability	40
	2.13	Other Provisions Applicable to Letters of Credit	42
	2.14	Separate Letter of Credit Facility	43

3.	INTEREST AND FEES; LOAN ACCOUNT		42
	3.1	Interest	42
	3.2	Fees	43
	3.3	Computation of Interest and Fees	44
	3.4	Loan Account; Monthly Accountings	44
	3.5	Further Obligations; Maximum Lawful Rate	44
	3.6	Certain Provisions Regarding LIBOR Loans; Replacement of Lenders	45

4.	CONDITIONS PRECEDENT		46
	4.1	Conditions to Initial Loans/Letters of Credit	46
	4.2	Conditions to all Loans and/or Letters of Credit	47

5.	COLLATERAL		47
	5.1	Grant of Security Interest	47
	5.2	Possessory Collateral	47
	5.3	Further Assurances	49
	5.4	UCC Financing Statements	~~48~~50

6.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS AND APPLICATIONS OF PAYMENTS		50
	6.1	Lock Boxes and Blocked Accounts	50
	6.2	Application of Payments	51
i

	6.3	Notification; Verification	51
	6.4	Power of Attorney	52
	6.5	Disputes	53
	6.6	Invoices	53
	6.7	Inventory	53

7.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS		54
	7.1	Existence and Authority	54
	7.2	Names; Trade Names and Styles	54
	7.3	Title to Collateral; Third Party Locations; Permitted Liens	54
	7.4	Accounts and Chattel Paper	55
	7.5	Electronic Chattel Paper	55
	7.6	Capitalization; Investment Property	55
	7.7	Commercial Tort Claims	57
	7.8	Jurisdiction of Organization; Location of Collateral	57
	7.9	Financial Statements and Reports; Solvency	57
	7.10	Tax Returns and Payments; Pension Contributions	57
	7.11	Compliance with Laws; Intellectual Property; Licenses	58
	7.12	Litigation	59
	7.13	Use of Proceeds	59
	7.14	Insurance	60
	7.15	Financial, Collateral and Other Reporting / Notices	61
	7.16	Reserved.	63
	7.17	Maintenance of Collateral, Etc	63
	7.18	Reserved	63
	7.19	No Default	63
	7.20	No Material Adverse Change	63
	7.21	Full Disclosure	63
	7.22	Sensitive Payments	63
	7.23	Subordinated Debt	63
	7.24	Access to Collateral, Books and Records	64
	7.25	Appraisals	64
	7.26	Lender Meetings	64
	7.27	Interrelated Businesses	65
	7.28	Parent	65
	7.29	Term Loan Debt	65
	7.30	Canadian Benefit Plans	65
	7.31	Canadian Pension Plans	66
	7.32	Post-Closing Matters	66
	7.33	Anti-Corruption Laws and Sanctions	66
	7.34	Maquila Services Agreement	66

8.	NEGATIVE COVENANTS		67
	8.1	Fundamental Changes	67
	8.2	Asset Sales	67
	8.3	Investments and Loans	68

	8.4	Indebtedness; Certain Equity Interests	69
	8.5	Liens	70
	8.6	Restricted Payments	72
	8.7	Certain Sinking Fund Payments	72
	8.8	Business	72
	8.9	Transactions With Affiliates	72
	8.10	Modifications to Governing Documents	73
	8.11	Burdensome Restrictions	73
	8.12	Modifications to Term Loan Debt Documents	73
	8.13	Term Loan Debt Payments	73
	8.14	Hedging Agreements	~~71~~73
	8.15	Maquila Services Agreement	74

9.	FINANCIAL ~~COVENANTS~~ COVENANT		74
	9.1	~~[Reserved]~~Reserved	74
	9.2	Capital Expenditure Limitation	74

10.	LIMITATION OF LIABILITY AND INDEMNITY		74
	10.1	~~[Reserved]~~Reserved	74
	10.2	Limitation of Liability	74
	10.3	Indemnity	74

11.	EVENTS OF DEFAULT AND REMEDIES		75
	11.1	Events of Default	75
	11.2	Remedies with Respect to Lending Commitments/Acceleration, Etc	77
	11.3	Remedies with Respect to Collateral	77

12.	LOAN GUARANTY		83
	12.1	Guaranty	83
	12.2	Guaranty of Payment	83
	12.3	No Discharge or Diminishment of Loan Guaranty	83
	12.4	Defenses Waived	84
	12.5	Rights of Subrogation	85
	12.6	Reinstatement; Stay of Acceleration	85
	12.7	Information	85
	12.8	Termination	85
	12.9	Maximum Liability	85
	12.10	Contribution	86
	12.11	Liability Cumulative	86

13.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES		86

14.	AGENT		89
	14.1	Appointment	89
	14.2	Rights as a Lender	90
	14.3	Duties and Obligations	90
	14.4	Reliance	91

	14.5	Actions through Sub-Agents	91
	14.6	Resignation	91
	14.7	Non-Reliance	92
	14.8	Not Partners or Co-Venturers; Agent as Representative of the Secured Parties	93
	14.9	Credit Bidding	94
	14.10	Certain Collateral Matters	94
	14.11	Restriction on Actions by Lenders	94
	14.12	Expenses	95
	14.13	Notice of Default or Event of Default	95
	14.14	Liability of Agent	95
	14.15	Reserved	96

15.	GENERAL PROVISIONS		96
	15.1	Notices	96
	15.2	Severability	98
	15.3	Integration	98
	15.4	Waivers	98
	15.5	Amendments	98
	15.6	Time of Essence	99
	15.7	Expenses, Fee and Costs Reimbursement	99
	15.8	Benefit of Agreement; Assignability	100
	15.9	Assignments	100
	15.10	Participations	101
	15.11	Headings; Construction	102
	15.12	USA PATRIOT Act Notification; Other Anti-Money Laundering Legislation	102
	15.13	Counterparts; Fax/Email Signatures	102
	15.14	GOVERNING LAW	102
	15.15	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	103
	15.16	Publication	103
	15.17	Judgment Currency	103
	15.18	Confidentiality	104
	15.19	Intercreditor Agreement	~~103~~104

Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into on March 13, 2020, by and among HORIZON GLOBAL AMERICAS INC., a Delaware corporation (“~~Horizons America~~Horizon Americas”), CEQUENT TOWING PRODUCTS OF CANADA, LTD., a company formed under the laws of the Province of Ontario ("Cequent Canada"; together with ~~Horizons America~~Horizon Americas, each a "Borrower" and together with any other Borrower party hereto from time to time, collectively the "Borrowers"), HORIZON GLOBAL CORPORATION, a Delaware corporation (“Parent”), HORIZON GLOBAL COMPANY LLC, a Delaware limited liability company (“Horizon Global~~”, and together with Parent~~”) CEQUENT ELECTRICAL PRODUCTS DE MÉXICO, S. DE R.L. DE C.V., a
Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Electrical MX”), CEQUENT SALES COMPANY DE MÉXICO, S. DE R.L. DE C.V., a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Sales MX”, and together with Parent, Horizon Global and Cequent Electrical MX, each a “Guarantor” and together with any other Guarantor party hereto from time to time, collectively the “Guarantors”) and together with any other Loan Party party hereto from time to time, as Loan Parties (as defined herein), the Lenders party hereto from time to time and ENCINA BUSINESS CREDIT, LLC, as agent for the Lenders (in such capacity, "Agent"). The Annexes, Exhibits and Schedules to this Agreement, as well as the Perfection Certificate attached to this Agreement, are an integral part of this Agreement and are incorporated herein by reference.

1.DEFINITIONS.

1.1Certain Defined Terms.

Unless otherwise defined herein, the following terms are used herein as defined in the UCC from time to time: Accounts, Account Debtor, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claims, Debtor, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financing Statement, Fixtures, General Intangibles, Goods, Health-Care- Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Money, Payment Intangible, Proceeds, Secured Party, Securities Accounts, Security Agreement, Supporting Obligations and Tangible Chattel Paper; provided, however, that (a) as such terms relate to any Collateral of any Canadian Borrower, such terms shall refer to such Collateral as defined in the PPSA, to the extent applicable and (b) as such terms relate to any such Collateral encumbered by or to be encumbered by a Mexican Security Document, such terms shall have the meanings assigned to them in such Mexican Security Document, to the extent applicable.

As used in this Agreement, the following terms have the following meanings:

“ABL Priority Collateral” means as defined in the Intercreditor Agreement (it being understood and agreed that any time the Term Loan Debt is not in effect, the term “ABL Priority Collateral” shall mean all Collateral).

"ABLSoft" means the electronic and/or internet-based system approved by Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by Agent, whether such system is owned, operated or hosted by Agent, any of its Affiliates or any other Person.

"Accounts Advance Rate" means the percentage set forth in Section 1(b)(i) of Annex I.

1

advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignee" has the meaning set forth in Section 15.9(a).

"Assignment and Assumption" means an assignment and assumption agreement substantially in the form of Exhibit G.

"Assignment of Claims Act", means the Assignment of Claims Act of 1940, as amended, currently codified at 31 U.S.C. 3727 and 41 U.S.C. 6305, and includes the prior historically referenced Federal Anti-Claims Act (31 U.S.C. 3727) and the Federal Anti-Assignment Act (41 U.S.C. 6305).

"Authorized Officer" means, as to any Loan Party, the principal executive officer, principal financial officer or the principal accounting officer.

“Availability Amount” means, as of any date of determination, an amount equal to the lesser of (i) the Maximum Revolving Facility Amount and (ii) the Borrowing Base.
"Availability Block" means the amount set forth in Section 1(f) of Annex I hereto.
"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).
"Base Rate" means, for any day, the greatest of (a) the Federal Funds Rate plus ½%, (b)
the LIBOR Rate (which rate shall be calculated based upon a one (1) month period and shall be determined on a daily basis), (c) one percent (1.0%), and (d) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select).

"Base Rate Loan" means any Loan which bears interest at or by reference to the Base rate.
"Blocked Account" has the meaning set forth in Section 6.1.
"Borrower" and "Borrowers" has the meaning set forth in the preamble to this Agreement.
"Borrower Representative" means ~~Horizons America~~Horizon Americas, in such capacity pursuant to the provisions of Section 2.9, or any permitted successor Borrower Representative selected by Borrowers and approved by Agent.
"Borrowing Base" means, as of any date of determination, the Dollar Equivalent Amount as of such date of determination of the sum of the following:
(a) the aggregate amount of Eligible Accounts of Non-Investment Grade Account Debtors multiplied by the applicable Accounts Advance Rate, plus
(b) the aggregate amount of Eligible Accounts of Investment Grade Account Debtors multiplied by the applicable Accounts Advance Rate, plus

"Canadian Benefit Plans" means all material employee benefit plans or arrangements subject to the application of any Canadian benefit plan statutes or regulations that are maintained or contributed to by the Loan Parties that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Loan Parties participate or are eligible to participate but excluding all stock option or stock purchase plans.

"Canadian Borrower(s)" means any Borrower organized under the laws of Canada or any province thereof.

"Canadian Dollars" or "C$" means Canadian Dollars.

"Canadian Pension Plan" means all plans or arrangements which are considered to be pension plans under, and are subject to the application of, any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Loan Parties for its employees or former employees.

"Canadian Security Agreement" means that certain General Security Agreement, dated as of the Closing Date, between Agent and the Canadian Borrower, as amended, restated, supplemented or otherwise modified from time to time.

"Canadian Security Documents" means the Canadian Security Agreement, each Deed of Movable Hypothec, if any, and all other documents, instruments and agreements now or hereafter securing any of the Obligations of the Canadian Borrower, in each case as amended, restated, supplemented or otherwise modified from time to time,

"Capital Expenditures" means all expenditures which, in accordance with GAAP and Borrowers’ accounting policies, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capitalized Lease" means any lease other than an operating lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.
“Cequent Canada” has the meaning set forth in the preamble to this Agreement.
“Cequent Electrical MX” has the meaning set forth in the preamble to this Agreement.
“Cequent Sales MX” has the meaning set forth in the preamble to this Agreement.
"Change in Control" means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent by any Person other than the Permitted Holders, (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent
(xxi)it is not in good, new and saleable condition;
(xxii)it is slow-moving, obsolete, damaged, contaminated, unmerchantable, returned, rejected, discontinued or repossessed;

(xxiii)it is in the possession of a processor, consignee or bailee, or located on premises leased or subleased to a Borrower, or on premises subject to a mortgage in favor of a Person other than Agent, unless such processor, consignee, bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Agent shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Agent's right to gain access thereto; provided, that this clause (iv) may be waived with respect to Inventory located on a premises for which Agent has established a rent or other similar Reserve satisfactory to Agent in its sole discretion;

(xxiv)it consists of fabricated parts or consigned items;

(xxv)it fails to meet all standards imposed by any Governmental Authority or has been acquired from a Person subject to any Sanction or any specially designated nationals list maintained by OFAC;

(xxvi)it does not conform in all respects to any covenants, warranties and representations set forth in this Agreement and each other Loan Document;

(xxvii) it is not at all times subject to Agent's duly perfected, first priority security interest and no other Lien (other than a Permitted Lien specified in clause (l) of the definition thereof that is not prior to the Lien of Agent);

(xxviii) it is purchased or manufactured pursuant to a license agreement that is not assignable to each of Agent and its transferees;

(xxix)it is situated at a Collateral location not listed in Schedule 3 of the Perfection Certificate or other location of which Agent has been notified as required by Section 7.8 (or it is in-transit other than in transit between a Borrower’s facilities);
(xxx)it is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Reserve has been established by Agent;
(xxxi)it is located outside of the continental United States or Canada; or
(xxxii)is not reflected in the details of a current perpetual inventory report.
"Eligible Mexican Inventory" means Inventory owned by ~~a Borrower~~Horizon Americas and located in Mexico at the Maquiladora Location that would be Eligible Inventory if (a) it were not located outside of the continental United States or Canada and (b) from the Closing Date through the date that is ninety (90) days following the Closing Date, it is not subject to Agent's duly perfected, first priority security interest, but Borrower Representative is working in good faith with Agent to cause Agent’s security interest in such Inventory to become properly perfected.
"Encina" means Encina Business Credit, LLC, a Delaware limited liability company.

"Enforcement Action" means any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self•help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, concurso mercantil, insolvency or other similar applicable law or otherwise.

“Equity Interest” shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests.

"ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA).

"ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in endangered or critical status within the meaning of Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

"Event of Default" has the meaning set forth in Section 11.1.

"Excess Availability" means the amount, calculated at any date, equal to the (a) the lesser of (i) the Maximum Revolving Facility Amount minus Reserves and (ii) the Borrowing Base, minus (b) the sum of (i) the outstanding balance of all Revolving Loans and the Letter of Credit Balance plus (ii) fees and expenses payable pursuant to Section 3.2(c) which are due and unpaid.
"Excluded Property" has the meaning set forth in Section 5.1.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Agent or any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such

"Guarantor" and "Guarantors" has the meaning set forth in the preamble to this Agreement.
"Guaranty" and "Guaranteed", as applied to any Indebtedness, liability or other obligation, means (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the Ordinary Course of Business), of any part or all of such Indebtedness, liability or obligation and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including the purchase of securities or obligations, the purchase or sale of property or services or the supplying of funds).
“Guarantor Payment” has the meaning set forth in Section 2.12(f)(i).
“Hedging Agreement” any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Horizon Americas” has the meaning set forth in the preamble to this Agreement.
“Horizon Global” has the meaning set forth in the preamble to this Agreement.
"Indebtedness" means of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) solely for purposes of Section 8.04 hereof, any and all payment obligations of such Person under or Guarantee by such Person with respect to any Hedging Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include
(a) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock and (b) trade payables and accrued expenses in each case arising in the ordinary course of business.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, multinational the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, as of two Business Days prior to the first day of such calendar month (and, in no event shall the LIBOR Rate shall be less than 1.00%), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. For the sake of clarity, the LIBOR Rate shall be adjusted monthly on the first day of each month.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement, the interest of a lessor under a Capitalized Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver” means documents in substantially the form provided by Agent to Borrower Representative prior to the Closing Date and each other landlord waiver, bailee letter, or acknowledgement agreement of any lessor, mortgagee, warehouseman, processor, shipper, customs broker, freight forwarder, repairman, mechanic, bailee, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Obligor’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Loan Account" has the meaning set forth in Section 3.4.

"Loan Documents" means, collectively, this Agreement (including the Perfection Certificate(s) and all other attachments, annexes and exhibits hereto) and all notes, guaranties, security agreements, mortgages, Borrowing Base Certificates, Compliance Certificates, other certificates, pledge agreements, landlord's agreements, Lock Box and Blocked Account agreements, the Canadian Security Documents, the Mexican Security Documents, the Intercreditor Agreement, the Subordinated Debt Subordination Agreement, the Fee Letter, and all other agreements, documents and instruments now or hereafter executed or delivered by any Borrower or any Loan Party in connection with, or to evidence the transactions contemplated by, this Agreement.
"Loan Guaranty" means the obligations of Loan Parties pursuant to Section 12.
"Loan Limits" means, collectively, the Loan Limits for Revolving Loans and Letters of Credit set forth in Section 1 of Annex I.
"Loan Party" means, individually, Parent, each Borrower, and each Guarantor ~~or any North American Subsidiary~~; and
“Loan Parties” means, collectively, Parent, each Borrower, and each Guarantor ~~and all North American Subsidiaries~~.
"Loans" means, collectively, the Revolving Loans (including any Protective Advances and Overadvances) and the Swingline Loans.
"Lock Box" has the meaning set forth in Section 6.1.
“Maquiladora Location” means ~~Reynosa, Mexico~~the industrial facility located in Industrial Drive, 11th Building, S/N, Prologis Park, Reynosa, Tamaulipas, México, 88787 .
"Maquila Services Agreement" means the Contrato de Servicios de Maquila governed by the laws of Mexico, dated December 16, 2019, between Horizon Americas and Cequent Electrical MX, as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms therein and as permitted by this Agreement.

"Material Adverse Effect" a material adverse effect on (a) the business, operations, properties, assets, financial condition, or material agreements of the Loan Parties, taken as a whole, (b) the ability of any Loan Party in any material respect to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to Agent or Lenders under any Loan Document or the validity or priority of Agent’s Liens on any Collateral.
"Maturity Date" means the earliest of (i) Scheduled Maturity Date, (ii) the Termination Date, (iii) 90 days prior to the maturity of any portion of the Term Loan Debt as may be in effect from time to time) or (iv) such earlier date as the Obligations may be accelerated in accordance with the terms of this Agreement (including pursuant to Section 11.2).
“Material Debt” means (a) the Term Loan Debt and (b) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
"Maximum Lawful Rate" has the meaning set forth in Section 3.5.
"Maximum Liability" has the meaning set forth in Section 12.9.

"Maximum Revolving Facility Amount" means the amount set forth in Section 1(a) of
Annex I.

"Mexican Asset Pledges" means, collectively, (i) two non-possessory pledge agreements (contratos de prenda sin transmisión de posesión) satisfactory to the Agent, pursuant to which the Mexican Guarantors have pledged and granted a first priority Lien in favor of the Agent over all or substantially all of the present and future pledged assets (Bienes Pignorados, as defined therein), including, without limitation, Inventory, Equipment, intellectual property, bank accounts, among others; and (ii) one non-possessory pledge agreement (contrato de prenda sin transmisión de posesión) satisfactory to the Agent, pursuant to which Horizon Americas has pledged and granted a first priority Lien in favor of the Agent over all of Horizon Americas’ Inventory located in Mexico and any other pledged assets (Bienes Pignorados, as defined therein), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mexican Guarantors” means, collectively, Cequent Electrical MX and Cequent Sales MX.
"Mexican Inventory Sublimit" means the amount set forth in Section 1(d)(ii) of Annex I.

"Mexican Security Documents" means ~~all~~the Mexican Asset Pledges and all other documents, instruments and agreements governed by the laws of Mexico now or hereafter securing (or giving with the intent to secure) any of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Mexico" means the United Mexican States.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Pension Plan with respect to which a Loan Party or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Net Income" means, for the applicable period, for Borrowers individually or for the Loan Parties on a consolidated basis, as applicable, the net income (or loss) of Borrowers individually or of the Loan Parties on a consolidated basis, as applicable, for such period, excluding any gains or non-cash losses from dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations, in each case of Borrowers individually or of the Loan Parties on a consolidated basis, as applicable, for such period.
"NOLV" means the applicable Net Orderly Liquidation Value as determined by the most current third-party appraisal report, performed by an appraisal firm retained by the Agent for such appraisal project with respect to the Eligible Inventory, and in form and substance acceptable to Agent .
"Non-Consenting Lender" has the meaning set forth in Section 15.5(b).

“Non-Investment Grade Accounts Debtors” means any Account Debtor that is not an Investment Grade Account Debtor.
"Non-Paying Guarantor" has the meaning set forth in Section 12.10.
"Non-U.S. Recipient" has the meaning set forth in Section 13(e)(ii).
~~“North American Subsidiary” means any Subsidiary of a Loan Party (other than Horizon International Holdings LLC) organized under the laws of the United States or Canada.~~
"Notice of Borrowing" has the meaning set forth in Section 2.3.
"Obligations" means all present and future Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by any Borrower or any Loan Party to Agent and Lenders, whether evidenced by this Agreement, any other Loan Document or otherwise, whether arising from an extension of credit, opening of a Letter of Credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by any Lender in any Borrower's indebtedness owing to others), whether absolute or contingent, whether due or to become due and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute.

"OFAC" means Office of Foreign Assets Control of the U.S. Treasury Department.

"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of business of such Person, as conducted by such Person as of the Closing Date and any practices that are utilized to improve past practices or to conform with customary operating procedures for a similar business, as reasonably determined by such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by any Borrower).
"Overadvances" has the meaning set forth in Section 2.2(b).
"Parent" has the meaning set forth in the preamble to this Agreement.
"Participant" has the meaning set forth in Section 15.10(a).
“Participant Register” has the meaning set forth in Section 15.10(b).
"Paying Guarantor" has the meaning set forth in Section 12.10.
“PBA” the Pension Benefits Act (Ontario), as amended from time to time, or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan is required to be registered.
"PBGC" means the Pension Benefit Guaranty Corporation, as defined in ERISA.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and
305 of ERISA.
"Pension Plan" means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means the Perfection Certificate attached to this Agreement as of the Closing Date, together with any updates thereto as contemplated by this Agreement or otherwise permitted by Agent from time to time.
“Permitted Acquisition” any acquisition, whether by purchase, merger, consolidation or otherwise, by a Loan Party of all or substantially all the assets of, or all of the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as (a) such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person, (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement or in a business reasonably related thereto and (c) immediately after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws and (iii) the Borrower Representative ~~together with all relevant financial information for the Person or assets to be acquired~~shall have delivered to the Agent all relevant financial information for the Person or assets to be acquired in form and substance satisfactory to the

Agent; provided, that, notwithstanding anything to the contrary contained herein, in no event shall any acquisition, whether by purchase, merger, consolidation or otherwise, by any Mexican Guarantor of all or substantially all of the assets of, or all of the Equity Interests in, a Person or a division, line of business or other business unit of a Person be considered a “Permitted Acquisition” hereunder.
"Permitted Discretion" means a determination made by Agent in good faith and in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.
"Permitted Holders" means Corre Opportunities Qualified Master Funds, LP and its controlled investment affiliates.
"Permitted Indebtedness" means:
(a)the Obligations;
(b)the Indebtedness existing on the date hereof described in Schedules 16(a) and (b) of the Perfection Certificate; in each case along with any Permitted Refinancing thereof;
(c)Capitalized Leases and purchase-money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $2,000,000 at any time outstanding;
(d)Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(e)First Lien Term Loan Debt, Second Lien Term Loan Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing, in all cases, subject to the terms of the Intercreditor Agreement;
(f)any Specified Vendor Receivables Financings in existence on the Closing Date and set forth on the Perfection Certificate and any Permitted Refinancing Indebtedness with respect thereto;
(g)the Subordinated Debt owing by any Loan Party at any time outstanding and then solely to the extent the Subordinated Debt is subject to, and permitted by, the Subordinated Debt Subordination Agreement;
(h)unsecured Indebtedness of a Borrower to any Subsidiary so long as such Indebtedness is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Agent; ~~and~~
(i)Guarantees by a Borrower of Indebtedness of a Subsidiary, provided that such guarantee is permitted by Section 8.3; and
(j)Indebtedness between any Loan Party and any of the Mexican Guarantors permitted under the Maquila Services Agreement.

"Permitted Investments" means:

(a)investments outstanding on the Closing Date described in Schedule P-1 hereto;
(b)cash investments by any Loan Party in any other Loan Party or any Subsidiary of a Loan Party on account of Equity Interests;

(c)cash loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary;

(d)Guaranties constituting Indebtedness permitted by Section 8.4;

(e)leases of real or personal property in the Ordinary Course of Business and in accordance with the terms and conditions of this Agreement;

(f)investments constituting deposits described in Permitted Liens;

(g)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(h)investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(i)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(j)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (g) above and entered into with a financial institution satisfying the criteria described in clause (i) above;

(k)securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

(l)securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

(m)investments of the same quality as those identified on Schedule P-1 as “Qualified Foreign Investments” made in the Ordinary Course of Business;

(n)cash; and

(o)investments in funds that invest solely in one or more types of securities described in clauses (g), (k) and (l) above.

Notwithstanding anything to the contrary contained herein, no investment between any Loan Party and any of the Mexican Guarantors shall be considered a “Permitted Investment” unless such investment is expressly permitted under the Maquila Services Agreement.

Loan Party (or with respect to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.
"Pledged Equity" means the Equity Interests listed on Schedule 9 and 10 of the Perfection Certificate, together with any other Equity Interests, certificates, options, or rights or instruments of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Loan Party in replacement or substitution thereof while this Agreement is in effect, and including, to the extent attributable to, or otherwise related to, such pledged Equity Interests, all of such Loan Party's (a) interests in the profits and losses of each Issuer, (b) rights and interests to receive distributions of each Issuer's assets and properties and (c) rights and interests, if any, to participate in the management of each Issuer related to such pledged Equity Interests; provided that Pledged Equity shall not include any Excluded Property.
“PPP Waiver” means the Limited Waiver and Consent to Loan and Security Agreement, dated as of May 15, 2020, and effective as of April 18, 2020, among the Loan Parties and the Agent.
"PPSA" means, the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) and the regulations thereunder; provided, however if validity, perfection and effect of perfection and non-perfection and opposability of Agent’s security interest in and Lien on any Collateral located in Canada (or any province thereof) are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.
“Pro Rata Share" means with respect to all matters relating to any Lender the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, in each case as any such percentages may be adjusted by assignments pursuant to an Assignment and Assumption.
"Protective Advances" has the meaning set forth in Section 2.2(a).

“Qualified Parent Preferred Stock” any preferred Equity Interests of Parent (i) that does not provide for any cash dividend payments or other cash distributions in respect thereof prior to the Maturity Date in effect as of the date of issuance of such Equity Interests and (ii) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Parent Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the date that is 365 days after the Maturity Date in effect at the time of the issuance thereof; provided that the terms of such preferred stock or preferred equity interests shall provided that upon a default thereof, the remedies of the holders thereof shall be limited to the right to additional representation on the board of directors of Parent. Qualified Parent Preferred Stock shall include the preferred Equity Interests of Parent issued to the Second Lien Term Loan Lenders pursuant to the Second Lien Term Loan Agreement and the other Second Lien Term Loan Documents.

"Recipient" means any Agent, any Lender, any Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

"Register" has the meaning set forth in Section 15.9(c).
"Released Parties" has the meaning set forth in Section 10.1.
“Relevant Percentage” has the meaning set forth in Section 12.10.
"Replacement Lender" has the meaning set forth in Section 3(c).
“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a. Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral; and (b) a reserve at least equal to two months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Required Conditions” means, on any applicable date of determination with respect to any proposed transaction(s) as to which satisfaction of such Required Conditions is a requirement under this Agreement: (i) no Event of Default shall exist or shall have occurred and be continuing on such date, or would occur after giving effect to or as a result of such proposed transaction(s), and (ii) each of the following shall be satisfied: (A) Borrowers’ Excess Availability for the 30 days preceding such transaction or payment and on the proposed date of such proposed transaction or payment shall be greater than ten percent (10%) of the Maximum Revolving Facility Amount as in effect on the proposed date of such proposed transactions, and (B) the Fixed Charge Coverage Ratio of the Borrowers (as evidenced by a pro forma Compliance Certificate delivered to Agent) is greater than or equal to 1.10 to
1.00 for the trailing twelve month fiscal measurement period ended as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered to Agent as required by Section 7.15(b)(ii) both (x) on an actual basis and (y) on a pro-forma basis for the same fiscal measurement period after giving effect to such proposed transactions(s) (including payment of any applicable fees (including fees payable hereunder), costs, and expenses) and to the funding of any Revolving Loans to be requested to fund any part of such proposed transaction(s) (including any such fees, costs, and expenses).

"Required Lenders" means at any time Lenders (other than Defaulting Lenders) then holding at least fifty-one (51%) percent of the sum of the aggregate Loan Commitment then in effect; provided, that if there are two or more Lenders, then Required Lenders shall include at least two Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso).

"Reserves" has the meaning set forth in Section 2.1(b).

"Restricted Accounts" means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the Ordinary Course of Business, ~~or (b)~~ (b) established and used solely for the purpose of holding proceeds of the PPP Loan (as defined in the PPP Waiver), or (c) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

"Restricted Payment" means any payment, dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent, any Loan Party or any Subsidiary, or any payment, dividend or other distribution (whether in cash, securities or other property), including any partial or full cash settlement of Convertible Notes, any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any of Parent, any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any of Company, any Loan Party or any Subsidiary.

"Revolving Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans, which aggregate commitment shall be in an amount equal to the Maximum Revolving Facility Amount.
"Revolving Loans" has the meaning set forth in Section 2.1(a).
“RUG” means the Registro Único de Garantías Mobiliarias of Mexico.
"Sanctioned Country" means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the Government of Canada, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the Government of Canada, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
"Scheduled Maturity Date" means the date set forth in Section 6 of Annex I.

“Second Lien Term Loan Agent” means Cortland Capital Market Services LLC, in its capacity as agent for the lenders under the Second Lien Term Loan Agreement, and its successors and assigns including under any replacement or refinancing with respect thereto.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Credit Agreement, dated as of March 15, 2019, among Second Lien Term Loan Agent, the Second Lien Term Loan Lenders, the Parent, and the other parties thereto, as such document or the credit facili ty thereunder may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements therein and in this Agreement and of the Intercreditor Agreement.
“Second Lien Term Loan Debt” means the Indebtedness and “Obligations” (as defined under the Second Lien Term Loan Agreement) evidenced by the Second Lien Term Loan Documents .

“intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, and (s) “forclosure” shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).
1.5 Interpretation (Mexico). For purposes of any Collateral located in Mexico or subject to any of the Mexican Security Documents (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of Mexico or a court or tribunal exercising jurisdiction in Mexico, (a) “Bienes Pignorados” shall be deemed to include the movable assets referred to in each definition under each Mexican Asset Pledge, (b) “security interest”, and “lien” shall be deemed to include a “prenda”, or “grávamen”, and (c) all references to filing, registering or recording under the Ley General de Títulos y Operaciones de Crédito of Mexico shall be deemed to include the RUG. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.
2.LOANS.
2.1Amount of Loans.
(a)Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender with a Revolving Loan Commitment will severally (and not jointly), from time to time prior to the Maturity Date, at Borrower Representative's request, (i) make revolving loans to Borrowers ("Revolving Loans") and (ii) make letters of credit ("Letters of Credit") available to Borrowers in U.S. Dollars; provided, that after giving effect to each such Revolving Loan and Letter of Credit, the sum of the outstanding balance of all Revolving Loans (plus fees and expenses which are due and payable by Borrowers under this Agreement which have not been paid or charged to the Loan Account) and the Letter of Credit Balance will not exceed the lesser of (x) the Maximum Revolving Facility Amount minus the amount of Reserves established against the Maximum Revolving Facility Amount and (y) the Borrowing Base. All Revolving Loans shall be made in and repayable in Dollar. No Lender shall hold or fund any Loan or Letter of Credit hereunder with “plan assets” as such term is defined by Section 3(42) of ERISA.

of Credit in connection with any such Letter of Credit. Borrower unconditionally and irrevocably agrees to reimburse Agent and/or Lenders or the applicable issuer for each payment or disbursement made by Agent and/or Lenders or such issuer in respect of each draw under any Letter of Credit, in each case on the date that such payment or disbursement is made. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set- off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent or Lenders, the applicable issuer under any Letter or Credit, or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) any lack of validity, sufficiency or genuineness of any document which Lender or the applicable issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. All amounts paid by Agent and/or any Lender in respect of a Letter of Credit will, at the election of Agent, be treated for all purposes as a Revolving Loan, and bear interest, and be payable, in the same manner as a Revolving Loan.

2.14 Separate Letter of Credit Facility. In addition to Letters of Credit that may be issued under this Agreement in accordance with Section 2.1, Agent shall use commercially reasonable efforts to arrange for additional cash collateralized letters of credit of up to an additional $4,500,000 to be provided under a separate letter of credit facility for the benefit of the Loan Parties and that such Indebtedness will constitute Permitted Indebtedness and Liens on such cash collateral shall be Permitted Liens. Nothing in this Section 2.14 shall constitute a commitment by Agent or any other Lender to issue letters of credit hereunder. Agent agrees it shall not charge the Borrowers any fees for its own benefit in connection with arranging the issuance of any such letters of credit.
3.INTEREST AND FEES; LOAN ACCOUNT.
3.1Interest. All Loans and other monetary Obligations shall bear interest at the interest rate(s) set forth in Section 3 of Annex I, and accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon a prepayment of Loan in accordance with Section 2.6 and (c) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, at the election of the Required Lenders, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to two (2) percentage points (2.00%) in excess of the rate otherwise applicable thereto (the "Default Rate"), and all such interest shall be payable on demand. Changes in the interest rate shall be effective as of the first day of each month based on the LIBOR Rate or Base Rate, as applicable, in effect on such date. Subject to Section 3.6 and so long as no Event of Default shall have occurred and be continuing, all Loans shall constitute LIBOR Loans. Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, all Loans shall constitute Base Rate Loans.
3.2Fees. Borrowers shall pay Agent the following fees on the dates provided therefor, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Agent under this Agreement, the Fee Letter or under any other Loan Document and, in each case, are not refundable once paid:
(a)Reserved.
(b)Reserved.

Governmental Authority to any Loan Party or any agreement to which any Loan Party is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of applicable law, validly prohibit the creation by such Loan Party of a security interest in such permit, license or agreement in favor of the Lender (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the PPSA, the Civil Code or Code) or principles of equity (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the New York UCC or other applicable law notwithstanding such prohibition); (b) any intent-to-use trademark application, to the extent and for so long as creation by a pledgor of a security interest therein would result in the loss, termination, invalidity, cancellation, unenforceability or abandonment by such pledgor of any material rights therein; (c) any asset sold pursuant to any Specified Vendor Receivables Financing and is permitted this Agreement; (d) the Restricted Accounts; (e) the Equity Interests of Horizon International Holdings LLC or any Foreign Subsidiary; (f) assets in circumstances where the cost of obtaining a security interest in such assets would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Agent, and (g) any asset subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such purchase money or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or PPSA or other Applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other Applicable Law notwithstanding such prohibition (the forgoing, collectively, the "Excluded Property"); provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) -(unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a)-(g))). For the avoidance of doubt, neither the Equity Interest in, nor the assets of, any Subsidiary that is not a Loan Party are part of the “Collateral”.
5.2Possessory Collateral. Promptly, but in any event no later than five Business Days after any Loan Party's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party, to endorse or assign the same on such Loan Party's behalf, provided that, to the extent that such Collateral is Term Loan Priority Collateral, the Loan Party shall deliver copies of the Collateral delivered to the Term Loan Agents.
5.3Further Assurances. Each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as may from time to time be necessary or desirable or as Agent may from time to time require in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Agent in all the Collateral (wherever located) from time to time owned by the Loan Parties and in all capital stock and other equity from time to time issued by the Loan Parties (other than Parent) (including appraisals of real property in compliance with FIRREA), (c) cause Parent and each Subsidiary of Borrower (other than Horizon International Holdings LLC ~~and~~, any Foreign Subsidiary and any Subsidiary of either of the foregoing) to guaranty all of the Obligations, all pursuant to documentation that is in form and substance reasonably satisfactory to Agent and (d) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) to Agent all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Agent, as Agent may request from time to time to perfect, protect and maintain Agent's security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.
5.4UCC Financing Statements. Each Loan Party authorizes Agent to file, transmit or communicate, as applicable, from time to time, UCC Financing Statements, along with amendments and modifications thereto, in all filing offices selected by Agent, listing such Loan Party as the Debtor and Agent as the Secured Party, and describing the collateral covered thereby in such manner as Agent may elect, including using descriptions such as "all personal property of debtor" or "all assets of debtor," or words of similar effect, in each case without such Loan Party's signature. Each Loan Party also hereby ratifies its authorization for Agent to have filed, in any filing office, any Financing Statements filed prior to the date hereof.

6.    CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS
AND APPLICATIONS OF PAYMENTS.
6.1 Lock Boxes and Blocked Accounts. Each Loan Party hereby represents and warrants that all Deposit Accounts and all other depositary and other accounts maintained by each Loan Party as of the Closing Date are described in Schedule 5(a) of the Perfection Certificate, which description includes for each such account the name of the Loan Party maintaining the account, the name of the financial institution at which the account is maintained, the account number and the purpose of the account. After the Closing Date, each Loan Party shall give Agent prompt written notice of any new Deposit Account or any other depositary or other account. No Deposit Account or other account of any Loan Party shall at any time constitute a Restricted Account other than accounts expressly indicated on Schedule 5(a) of the Perfection Certificate as being Restricted Accounts (and each Loan Party hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party will, at its expense, establish (and revise from time to time as Agent may require) procedures acceptable to Agent, in Agent's sole discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party's Accounts and other Collateral ("Collections"), which shall include (a) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Agent either in the name of such Loan Party (but as to which Agent has exclusive access) or, at Agent's option, in the name of Agent (a "Lock Box") and (b) depositing all Collections received by such Loan Party into one or more bank accounts maintained in the name of such Loan Party (but as to which Agent has exclusive access) or, at Agent's option, in the name of Agent (each, a "Blocked Account"), under an arrangement acceptable to Agent with a depository bank acceptable to Agent, pursuant to which all funds deposited into each Blocked Account are to be transferred to Agent in such manner, and with such frequency, as Agent shall specify, and/or (c) a combination of the foregoing; provided, that, so long as no Dominion Triggering Period is continuing, no less frequently than each Business Day (and whether or not there are then any outstanding Obligations), Agent shall cause the ACH or wire transfer of the balance of the collection account that is a Blocked Account, to an operating account designated by Borrower Representative; provided further, however, that at any time after the occurrence and during the continuance of an Dominion Triggering Period, the balance of such Blocked Account, net of a minimum balance as may be required to be kept, shall be distributed and applied on a daily basis by Agent to repay outstanding Revolving Loans. Each Loan Party agrees to execute, and to cause its depository banks and other account holders to execute, such Lock Box and Blocked Account control agreements and other documentation as Agent shall require from time to time in connection with the foregoing, all in form and substance acceptable to Agent, and in any event such arrangements and documents must be in place on the date hereof with respect to accounts in existence on the date hereof, or prior to any such account being opened with respect to any such account opened after the date hereof, in each case excluding Restricted Accounts. and Deposit Accounts established and maintained in Mexico.

There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity except in favor of the Term Loan Agents.

(d)Each Loan Party has caused each applicable Issuer to amend or otherwise modify its Governing Documents, books, records, and related agreements, documents and instruments, as applicable, to reflect the rights and interests of Agent hereunder, and to the extent required to enable and empower Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity and other Investment Property, in all cases, subject to the Intercreditor Agreement.
(e)Each Loan Party will take any and all actions required or requested by Agent, from time to time, to (i) cause Agent to obtain exclusive control of any Investment Property that is ABL Priority Collateral in a manner reasonably acceptable to Agent and (ii) obtain from any Issuers and such other Persons as Agent shall specify, for the benefit of Agent, written confirmation of Agent's exclusive control over such Investment Property that is ABL Priority Collateral and take such other actions as Agent may request to perfect Agent's security interest in any Investment Property that is ABL Priority Collateral. For purposes of this Section 7.6, Term Loan Agents shall have exclusive control of Investment Property if (A) pursuant to Section 5.2, such Investment Property consists of certificated securities and the applicable Loan Party delivers such certificated securities to Term Loan Agents (with all appropriate endorsements), (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party delivers such uncertificated securities to Term Loan Agents or (y) the Issuer thereof agrees, pursuant to documentation in form and substance reasonably satisfactory to Term Loan Agents, that it will comply with instructions originated by Term Loan Agents without further consent by the applicable Loan Party and (C) such Investment Property consists of security entitlements and either (x) Term Loan Agents becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance reasonably satisfactory to Term Loan Agents, that it will comply with entitlement orders originated by Term Loan Agents without further consent by the applicable Loan Party. Each Loan Party that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its Equity Interests are securities governed by Article 8 of the UCC.
(f)No Loan Party owns, or has any present intention of acquiring, any "margin security" or any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.
(g)[Reserved~~].~~.
(h)No Loan Party shall take, or fail to take, any action that would in any manner impair the value or the enforceability of the Term Loan Agents’ Lien on any of the Investment Property, or any of the Term Loan Agents' rights or remedies under the Term Loan Document with respect to any of the Investment Property.
(i)In the case of any Loan Party which is an Issuer, such Issuer agrees that the terms of Section 11.3(g)(iii) shall apply to such Loan Party with respect to all actions that may be required of it pursuant to such Section 11.3(g)(iii) regarding the Investment Property issued by it.

to changes from ordinary course year end audit adjustments and except that such statements need not contain footnotes (it being understood that the obligation to furnish the foregoing to the Agent shall be deemed to be satisfied in respect of any fiscal quarter of the Parent by the filing of the Parent’s quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission to the extent the foregoing are included therein). Concurrently with the delivery of such financial statements, Parent shall deliver to Agent a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 9, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence; and
(c)Borrowing Base / Collateral Reports / Insurance Certificates / Perfection Certificates / Other Items. The items described on Annex II hereto by the respective dates set forth therein.
(d)Projections, Etc. Not later than thirty (30) days after the end of each Fiscal Year, monthly business projections for such Fiscal Year for the Loan Parties on a consolidated basis;
(e)[Reserved~~].~~.
(f)ERISA Reports. Copies of any annual report filed pursuant to the requirements of ERISA in connection with each Plan subject thereto promptly upon request by Agent and in addition, each Loan Party shall promptly notify Agent upon having knowledge of any ERISA Event (provided that notice provided by one Loan Party is deemed to constitute notice from all Loan Parties); and
(g)[Reserved~~].~~.
(h)Notification of Certain Changes. Promptly (and in no case later than the earlier of
(i)three Business Days after the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notification to Agent in writing of (A) the occurrence of any Default or Event of Default, (B) the occurrence of any event that has had, or may have, a Material Adverse Effect, (C) any investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party, on the Collateral and, in each case, which could reasonably be expected to result in a Material Adverse Effect, (D) any material loss or damage to the ABL Priority Collateral, (E) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party to Agent untrue in any material respect or constitute a material breach if such representation or warranty was then being made, and (F) change in any Loan Party's certified independent accountant. In the event of each such notice under this Section 7.15(h), Borrower Representative shall give notice to Agent of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.
(i)Other Information. Promptly upon request, such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party's business or financial condition or results of operations.
(j)[Reserved~~].~~.
(k)Notices Relating to Term Loan Debt. Promptly after any Loan Party knows or has reason to know that any Default or Event of Default has occurred and is continuing, any “Default” or “Event of Default” under and as defined in any Term Loan Documents has occurred and is continuing occurred, collect and pay into the plan all employee contributions required to be withheld or collected in accordance with the terms of the plan and all applicable laws.
7.31Canadian Pension Plans. Other than as disclosed to the Agent in the Perfection Certificate, none of the Loan Parties has any Canadian Pension Plans and none of the Loan Parties shall establish or maintain a Canadian Pension Plan without the prior written consent of the Agent.
7.32Post-Closing Matters. The Loan Parties shall satisfy the requirements set forth on Schedule 7.32 hereof on or before the dates specified therein or such later date to be determined by Agent, at its sole option, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent. The failure to satisfy any such requirement on or before the date when due (or within such longer period as Agent may agree at its sole option) shall be an Event of Default, except as otherwise agreed to by Agent at its sole option.
7.33Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees, to the knowledge of the Parent its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent, any agent of the Parent or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing of any Loans or issuance of any Letters of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
7.34Maquila Services Agreement.

(a)The Maquila Services Agreement is, and at all times will continue to be in full force and effect, and each of Horizon Americas and Cequent Electrical MX will carry out any and all actions and/or execute any and all documents, including, without limitation, any amendments and renewals to the Maquila Services Agreement, in order to maintain the Maquila Services Agreement in full force and effect. Neither Horizon Americas, Cequent Electrical MX nor any other Loan Party has received any written notice of any pending or threatened proceedings that could reasonably be expected to (i) have an adverse effect on any provision contained in the Maquila Services Agreement, or (ii) affect the enforceability, validity, and legality of the Maquila Services Agreement.
(b)Each of Horizon Americas and Cequent Electrical MX has and will continue at all times to have, all relevant federal, state, local and other licenses and permits (including without limitation, export and import licenses, records and filings) required to be maintained in connection with the Maquila Services Agreement, and all such relevant licenses and permits are valid and in full force and effect. Each of Horizon Americas and Cequent Electrical MX has, and will continue at all times to have, complied with the relevant requirements of such licenses and permits in all respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. Neither Horizon Americas, Cequent Electrical MX nor any other Loan Party has been notified or is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.
(c)Horizon Americas owns, and shall at all times continue to own, any and all Inventory located at the Maquiladora Location.

(d)Each of the Mexican Guarantors shall not engage in any business or activity or hold any assets not prohibited by the Maquila Services Agreement, own directly or indirectly any Equity Interests in another Person (other than Equity Interests in Cequent Electrical MX owned by Cequent Sales MX) or incur any Indebtedness (other than Permitted Indebtedness) or other non-ordinary course liabilities, other than (i) maintaining its corporate existence, (ii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties, and (iii) executing, delivering and performing its rights and obligations under the Loan Documents or, to the extent permitted hereunder, the Term Loan Agreements.
(e)Each of the Mexican Guarantors and Horizon Americas shall reasonably promptly after receiving any notice in connection with any proceeding or investigation in connection with the Maquila Services Agreement, provide written notice thereof to the Agent together with any such other material information available to the Mexican Guarantors and/or Horizon Americas in order to enable the Lenders, the Agent and their respective counsels to evaluate such matters.

8.NEGATIVE COVENANTS. On and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been Cash Collateralized and all unpaid drawings under any Letters of Credit shall have been reimbursed, each Loan Party covenants and agrees that such Loan Party shall not permit, and such Loan Party shall not permit any other Loan Party to:
8.1Fundamental Changes. Merge, Divide, or consolidate with another Person, form any new Subsidiary that is organized under the laws of the United States or Canada or any province thereof ~~(~~unless such new Subsidiary becomes party to this Agreement and the other Loan Documents (provided, that, notwithstanding the foregoing, no Mexican Guarantor shall be permitted to form any new Subsidiary), including by any Division thereof, acquire any interest in any Person, or wind-up its business operations or cease substantially all or any material portion of its normal business operations, dissolve or liquidate, except for the following:
(a)any Borrower may merge or consolidate with any other Borrower; and
(b)any Person (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Loan Party, such surviving entity is (or becomes) a Subsidiary that is a Loan Party concurrently with such merger~~.~~ (provided, that, notwithstanding the foregoing, no Mexican Guarantor shall be permitted to merge into any Loan Party, Subsidiary or any other Person).

Notwithstanding the foregoing, this Section 8.1 shall not prohibit any Permitted Acquisition.
8.2Asset Sales. Sell, transfer, return, or dispose of any Collateral (including pursuant to any Division), except:
(a)sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus assets or property no longer material to the operation of a Loan Party's business and in the ordinary course of business;
(b)sales, transfers and dispositions constituting an Investment permitted by Section 8.3;
(c)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of (i) Parent or any Subsidiary or (ii) a customer or other Person being held by Parent or any Subsidiary;

(d)the creation of Liens permitted by Section 8.5 and dispositions as a result thereof;
(e)sales of accounts receivable and related assets pursuant to the Specified Vendor Receivables Financings;
(f)Restricted Payments permitted by Section 8.6; and
(g)so long as no Event of Default shall have occurred and then be continuing, sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that (i) any sale, transfer or other disposition of ABL Priority Collateral shall not exceed $5,000,000, (ii) the net proceeds of any such transactions are applied to repay Revolving Loans and (iii) after giving effect thereto and to any such application of net proceeds, to Revolving Loans hereunder, Excess Availability shall not be negative; and
(h)sales, transfers and dispositions to a Loan Party or a Subsidiary (other than with respect to ABL Priority Collateral); provided that any book value and the fair market value (whichever is higher) of all property that is subject to such sales, transfers or dispositions from a Loan Party to a Subsidiary that is not a Loan Party shall not exceed $10,000,000 in the aggregate for all such sales, transfers or dispositions made after the date hereof and all such sales, transfers or dispositions shall be made in the ordinary course of business and in compliance with Sections 8.3 and 8.9.

Notwithstanding anything to the contrary contained herein and unless otherwise expressly permitted under the Maquila Services Agreement, (i) no Loan Party shall be permitted to sell, transfer, return or dispose of any Collateral (including pursuant to any Division) to any Mexican Guarantor and (ii) no Mexican Guarantor shall be permitted to sell, transfer, return or dispose of any Inventory (including pursuant to any Division) located at the Maquiladora Location to any other Person (other than Horizon Americas).
8.3Investments and Loans. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other Equity Interests (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, Division or otherwise), except for:
(a)Permitted Investments;
(b)Guarantees permitted by Section 8.4(b);
(c)investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;
(d)any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 8.2;
(e)unsecured Guarantees of leases entered into by any Loan Party or its Subsidiary as lessee in the Ordinary Course of Business;
(f)extensions of credit in the nature of accounts receivable or notes receivable in the Ordinary Course of Business;

8.7Certain Sinking Fund Payments. Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a)Payment of the Obligations;
(b)payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof;
(c)refinancings of Indebtedness to the extent permitted by Section 8.4;
(d)payment of secured Indebtedness out of the proceeds of any sale or transfer of the property or assets securing such Indebtedness;
(e)payments of Indebtedness with the net proceeds of an issuance of Equity Interests in
Parent;
(f)payment of or in respect of the Term Loan Debt and Indebtedness or obligations secured by the First Lien Term Loan Documents and Second Lien Term Loan Documents, as applicable; and
(g)payments of Debt; provided that at the time of and immediately after giving effect to such payment, the Required Conditions are met.

8.8Business. Engage, directly or indirectly, in a business other than the business which is being conducted on the Closing Date, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations.

8.9Transactions With Affiliates. Directly, or indirectly, purchase, acquire or lease any property from, sell, transfer or lease any property to, enter into any contract do any of the foregoing with, or enter into any transaction or deal with an Affiliate of any (i) Loan Party or (ii) officer, director, manager, member or equity holder of any Loan Party, in each case other than:

(a)any Restricted Payment permitted by Section 8.6;
(b)the transactions described on Schedule 8.9 hereto and such other transactions that are entered into in the Ordinary Course of Business and on terms and conditions at least as favorable to such Loan Party as could reasonably be obtained by such Loan Party at that time in a comparable arm's-length transaction with a person other than an Affiliate; and
(c)transactions among Loan Parties not involving any other Affiliate.

Notwithstanding anything to the contrary contained herein, no transaction between any Mexican Guarantor and any other Loan Party or any other Affiliate shall be permitted hereunder unless (i) such transaction is not prohibited under the Maquila Services Agreement, (ii) such transaction is not otherwise prohibited hereunder or (iii) such transaction is consummated in the ordinary course of business or relates to the administration, overhead or other services provided by or on behalf of Horizon Americas.
8.10Modifications to Governing Documents. Agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party's Governing Documents, except for such amendments or other modifications required by applicable law or that are not materially adverse to the Lenders; provided, that any change to any jurisdiction of organization, or entering into any transaction which has the effect of changing any jurisdiction of organization, shall be made in compliance with Section 7.8.
8.11Burdensome Restrictions.
(a)Enter into any covenant or other agreement that restricts or is intended to restrict it from pledging or granting a security interest in, mortgaging, assigning, encumbering or otherwise creating a Lien on any of its property, whether, real or personal, tangible or intangible, existing or hereafter acquired, in favor of Agent to secure the Obligations, other than in connection with any document or instrument governing Liens permitted pursuant to clause (a) or (l) of the definition of Permitted Liens, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
(b)Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Document) of any kind on the ability of any such Person to pay or make any dividends or distributions to any Loan Party, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to any Loan Party.
8.12Modifications to Term Loan Debt Documents. Without the prior written consent of the Agent, amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Term Loan Debt (including the Term Loan Documents) in a manner which would be adverse to the Lenders, provided that (x) any amendment or modification which would have the effect of (i) any extension of maturity of any Indebtedness thereunder, (ii) any increase to the rates of interest payable thereunder to the extent such interest in payable only in kind and not in cash, and/or any reduction to the rates of interest payable thereunder in cash, (iii) any increase in the principal amount of the loans and advances outstanding thereunder and/or issuance of any commitments to make any future loans or advances thereunder and/or the funding of any additional loans or advances thereunder to the extent that interest on such additional principal and/or the principal amount of such future/additional loans are advances are payable only in kind and not in cash, shall not be adverse to the Lenders, and (y) any amendment or modification that provides for (i) any shortening of any scheduled maturity thereunder, or the addition of or increase to any mandatory prepayments thereunder, or any addition of or increase of any scheduled amortization payments thereunder or (ii) any increase in cash interest rates (excluding the imposition of any default rates provided for therein on the Closing Date) shall be deemed adverse to the Lenders.
8.13Term Loan Debt Payments. Pay or make any payments (whether voluntary or mandatory, or a prepayment, distribution, redemption, retirement, defeasance or acquisition) with respect to the Term Loan Debt other than (i) regularly scheduled payments of principal and interest and mandatory prepayments permitted by the Intercreditor Agreement and (ii) voluntary prepayments permitted by the Intercreditor Agreement.
8.14Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business and which are not speculative in nature to hedge or mitigate risks to which the Parent or any other Subsidiary is exposed in the conduct of its business or the management of its assets or liabilities (including Hedging Agreements that effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise).
8.15Maquila Services Agreement. (i) Without the prior written consent of the Agent, agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of the Maquila Services Agreement to the extent such amendment or modification would be materially adverse to the interests of the Agent or the Lenders, and (ii) in all other cases, agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of the Maquila Services Agreement without two days’ prior written notice to the Agent.
9.FINANCIAL ~~COVENANTS~~COVENANT. Each Loan Party shall at all times comply with the following financial covenants:
9.1[Reserved~~].~~.
9.2Capital Expenditure Limitation. Loan Parties shall not make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate cost of all Capital Expenditures of the Loan Parties would exceed $30,000,000 during any Fiscal Year.

10.LIMITATION OF LIABILITY AND INDEMNITY.
10.1[Reserved~~].~~.
10.2Limitation of Liability. In no circumstance will any of the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 10.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.
10.3Indemnity.
(a)Each Loan Party hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including internal and external attorneys' fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Letter of Credit, any Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including any loss or claim due to any action or inaction taken by the issuer of any Letter of Credit, Agent or any Lender) (and for this purpose any charges to Agent or any Lender by any issuer of Letters of Credit shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Agent or any Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). This Section 10.3 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding any provision in this Agreement to the contrary, this Section 10.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.
(b)To the extent that any Loan Party fails to pay any amount required to be paid by it to Agent (or any Released Party of Agent) under paragraph (a) above, each Lender severally agrees to pay to Agent (or such Released Party), such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against Agent in its capacity as such.
11.EVENTS OF DEFAULT AND REMEDIES.
11.1Events of Default. The occurrence of any of the following events shall constitute an
"Event of Default":
(a)Payment. If any Loan Party fails to pay to Agent, when due (i) any principal or (ii) any interest payment or any other monetary Obligation required under this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of two (2) Business Days;
(b)Breaches of Representations and Warranties. If any warranty, representation, statement, report or certificate made or delivered to Agent or any Lender by or on behalf of any Loan Party is untrue or misleading in any material respect (except where such warranty or representation is already qualified by Material Adverse Effect, materiality, dollar thresholds or similar qualifications, in which case such warranty or representation shall be accurate in all respects);
(c)Breaches of Covenants.
(i)If any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in Section 6.1, 6.7, 7.2 (limited to the last sentence of Section 7.2), 7.8, 7.13, 7.14, 7.15, 7.24, 7.25, 7.27, 7.28, 7.29, 7.30, 7.31, 7.32, 7.33, 7.34, 8 or 9; or
(ii)If any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in any provision of this Agreement or any other Loan Document and not addressed in clauses Sections 11.1(a), (b) or (c)(i), and the continuance of such default unremedied for a period of 25 days;
(d)Judgment. If one or more judgments aggregating in excess of $1,000,000 is obtained against any Loan Party which remains unstayed for more than thirty (30) days or is enforced;
(e)Cross-Default. If any default occurs with respect to any Material Debt (other than the Obligations, the Term Loan Debt or the Subordinated Debt), including a “Fundamental Change” as defined in the Convertible Notes Indenture, of any Loan Party if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);
(f)Dissolution. The dissolution, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Loan Party (or of any general partner of any Loan Party if it is a partnership);
(g)Voluntary Bankruptcy or Similar Proceedings. If any Loan Party shall apply for or consent to the appointment of a receiver, trustee, custodian, visitador, conciliador, síndico or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, (solicitud de concurso mercantil), or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h)Involuntary Bankruptcy or Similar Proceedings. The commencement of an involuntary case or other proceeding against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or if an order for relief is entered against any Loan Party under any bankruptcy, insolvency or other similar applicable law as now or hereafter in effect; provided, that if such commencement of proceedings is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of, Borrowers during such forty-five day period or, if earlier, until such proceedings are dismissed;
(i)Revocation or Termination of Guaranty or Security Documents. The actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party;
(j)Subordinated Indebtedness.

(i)A Default or Event of Default (as such terms are defined in the Subordinated Debt Documents) with respect to the Subordinated Debt or the occurrence of any condition or event that results in the Subordinated Debt becoming due prior to its scheduled maturity as of the Closing Date or permits any holder or holders of the Subordinated Debt or any trustee or agent on its or their behalf to cause the Subordinated Debt to become due, or require the prepayment, repurchase, redemption of defeasance thereof, prior to its scheduled maturity as of the Closing Date; or
(ii)If any Loan Party makes any payment on account of the Subordinated Debt or any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto, in each case, including the Subordinated Debt Subordination Agreement;

(k)Term Loan Debt. A Default or Event of Default (as such terms are defined in the Term Loan Documents, in each case subject to applicable cure periods) occurs with respect to the Term Loan Debt or the occurrence of any condition or event that results in any portion of the Term Loan Debt becoming due prior to its scheduled maturity as of the Closing Date;
(l)Change of Control. A Change in Control;
(m)~~[Reserved];~~
(n)Maquila Services Agreement. The Maquila Services Agreement is terminated or ceases to be in full force and effect (other than any renewal thereof or any replacement thereof by a substantially similar agreement entered into by the parties to the Maquila Services Agreement substantially concurrently with such termination or cessation) or any Loan Party that is party to the Maquila Services

Agreement defaults in any material respect in the due observance or performance of any covenant, condition or agreement contained in any provision thereof and such default continues unremedied for a period of five (5) days;

(o)Invalid Liens. Any Lien covering property having a book value or fair market value of $1,000,000 or more purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of Agent’s failure to maintain possession (or the failure of Agent’s agent or designee, including without limitation the Term Loan Agent, as Agent’s agent for perfection pursuant to the Intercreditor Agreement, to maintain possession) of any stock certificates, promissory notes or other instruments delivered to it under a Loan Document;
(p)Termination of Loan Documents. If any of the Loan Documents shall cease to be, or shall have been asserted in writing not to be, in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);
(q)Liquidation Sales. The formal engagement of, or employment by, any Loan Party of an agent or other third party or solicitation of proposals for the engagement of any such Person (i) in connection with the proposed liquidation of all or a material portion of its assets, or (ii) to conduct any so- called or “GoingOutOfBusiness” sales;
(r)Loss of Collateral. The uninsured loss, theft, damage or destruction of any of the Collateral in an amount in excess of $1,000,000 in the aggregate for all such events during any Fiscal Year; or
(s)Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has or could reasonably be expected to have a Material Adverse Effect; (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000.

11.2Remedies with Respect to Lending Commitments/Acceleration, Etc. Upon the occurrence of an Event of Default, Agent may (in its sole discretion), or at the direction of Required Lenders, shall, (a) terminate all or any portion of its commitment to lend to or extend credit to Borrowers under this Agreement and/or any other Loan Document, without prior notice to any Loan Party and/or
(b)demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), together with the Early Termination Fee in the amount specified in Section 3.2(e) and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Agent under this Agreement, any other Loan Document, under law or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 11.1(g) or Section 11.1(h), without notice, demand or other action by Agent all of the Obligations (including the Early Termination Fee in the amount specified in Section 3.2(e)) shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

11.3Remedies with Respect to Collateral. Without limiting any rights or remedies Agent or any Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuation of an Event of Default:

existence, structure or ownership of any Borrower or any other Loan Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other Loan Party or their respective assets or any resulting release or discharge of any obligation of any Borrower or any other Loan Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Borrower, any other Loan Party, Agent, or any other Person, whether in connection herewith or in any unrelated transactions.
(b)The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower or any other Loan Party of the Obligations or any part thereof.
(c)Further, the obligations of any Loan Party hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Loan Party; (iv) any action or failure to act by Agent with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).
12.4Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other Loan Party, or any other Person. Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to it against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Loan Party under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Borrower or any other Loan Party or any security.

In addition to the foregoing, each Mexican Guarantor hereby expressly acknowledges and agrees that this Agreement is governed by the laws of the State of New York as set forth in Section 15.14 and expressly agrees that any rights and privileges that it might otherwise have under the laws of Mexico shall not be applicable to this Agreement, indemnities and other assurances contained herein or any guarantee granted by such Mexican Guarantor, on July 24, 2020 or in the future, pursuant to this Agreement. For such purposes, each Mexican Guarantor hereby unconditionally and irrevocably waives any rights to which it may be entitled (including the rights to excusión, orden, división and subrogación), to the extent applicable, under Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820,
2821, 2822, 2823, 2824, 2826, 2827, 2828, 2830, 2835, 2836, 2837, 2838, 2839, 2840, 2842, 2844, 2846,
2847, 2848 and 2849 of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes of the States of Mexico and the Federal District of Mexico (or any successor provisions). Each Mexican Guarantor represents that (i) it is familiar with the contents of the articles referred to above; (ii) it will receive valuable direct and indirect benefits as a result of the entering into this Agreement and the other Loan Documents to which it is a party; (iii) it is solvent (solvente) pursuant to the terms of the Ley de Concursos Mercantiles of Mexico; (iv) it has not been declared in concurso mercantil or bankruptcy (quiebra) or other similar insolvency procedure; and (v) it has not received written notice of any pending or threatened action, claim, requirement or proceeding before any court, Governmental Authority, arbitrator or jurisdictional entity that affects or could affect the legality, validity or enforceability of this Loan Agreement or any other Loan Document to which each Mexican Guarantor is or will be a party to.

12.5Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Borrower or any other Loan Party, or any Collateral, until the Termination Date.

12.6Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or any other Person, or otherwise, each Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Agent. This Section 12.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

12.7Information. Each Loan Party assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that Agent shall not have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

12.8Termination. To the maximum extent permitted by law, each Loan Party hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Loan Party acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Agent, (d) no payment by any Borrower, any other Loan Party, or from any other source, prior to the date of Agent's receipt of written notice of such revocation shall reduce the maximum obligation of any Loan Party hereunder and (e) any payment, by any Borrower or from any source other than a Loan Party which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of any Loan Party hereunder.

financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (e) manage, supervise or otherwise deal with Collateral; (f) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (g) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents, (h) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, applicable law or otherwise, including the determination of eligibility of Accounts and Inventory, the necessity and amount of Reserves and all other determinations and decisions relating to ordinary course administration of the credit facilities contemplated hereunder; and (i) incur and pay such expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents, whether or not any Loan Party is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Documents or otherwise. In its capacity as Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec, each of the Lenders hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the applicable Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon Agent under any related Deed of Movable Hypothec. Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any such Deed of Movable Hypothec and applicable law. In addition, for Mexican law purposes, each Lender hereby grants to the Agent ~~as~~ a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the Loan Documents, ~~on the terms and for the purposes set forth in this Agreement and the other Loan Documents.~~and authorizes the Agent to enter into the Mexican Security Documents and to hold the Liens granted to it under such documents and irrevocably authorizes the Agent to take such actions on its behalf under the provisions of the Mexican Security Documents and to exercise such powers and perform such duties as are set forth in the Mexican Security Documents in accordance with this Agreement or the Loan Documents. The provisions of this Article are solely for the benefit of Agent and the Lenders, and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" as used herein or in any other Loan Documents (or any similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
14.2Rights as a Lender. The Person serving as Agent hereunder, if it is a Lender, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not Agent hereunder without notice to or consent of the other Lenders.
14.3Duties and Obligations. Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders, and, (c) except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Agent information as Agent or any Lender may request from time to time in order to comply with any obligations under the Patriot Act and/or the AML Legislation.
15.13Counterparts; Fax/Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.
15.14GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.
15.15CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS IN THE COUNTY OF COOK OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE AGENT IN ITS SOLE DISCRETION, AND EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY BORROWER OR ANY OTHER LOAN PARTY AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER REPRESENTATIVE’S NOTICE ADDRESS (ON BEHALF OF BORROWERS OR SUCH LOAN PARTY) SET FORTH IN SECTION 15.1 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE AGENT'S OPTION, BY SERVICE UPON ANY BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

Exhibit F

[FORM OF] COMPLIANCE CERTIFICATE
[letterhead of Parent]

To: ENCINA BUSINESS CREDIT, LLC,
as Agent
123 N Wacker Suite 2400
Chicago, IL 60606     Attention:John Whetstone

Re: Compliance Certificate dated
Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of March 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") by and among ENCINA BUSINESS CREDIT, LLC ("Agent"), the Lenders party thereto, HORIZON GLOBAL AMERICAS INC., a Delaware corporation (“~~Horizons America~~Horizon Americas”), CEQUENT TOWING PRODUCTS OF CANADA, LTD., a company formed under the laws of the Province of Ontario ("Cequent Canada"; together with ~~Horizons America~~Horizon Americas, each a "Borrower" and collectively, the “Borrowers”) and each of the other Loan Parties (as defined therein) party thereto. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 7.15 of the Loan Agreement, the undersigned Authorized Officer of Parent hereby certifies on behalf of each Borrower (solely in his capacity as an officer ~~or~~of Parent and not in his individual capacity) that:

1.The financial statements of Borrowers for the -month period ending    attached hereto have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers for the periods and as of the dates specified therein (it being understood that the obligation to furnish the foregoing to the Agent shall be deemed to be satisfied in respect of any fiscal quarter of the Parent by the filing of the Parent’s [annual][quarterly] report on Form [10-K][10-Q] for such [fiscal year][fiscal quarter] with the Securities and Exchange Commission to the extent permitted by the Loan Agreement).

2.As of the date hereof, there does not exist any Default or Event of Default.

3.Borrowers are in compliance with the applicable financial ~~covenants~~covenant contained in Section 9.2 of the Loan Agreement for the periods covered by this Compliance Certificate. Attached hereto are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrowers’ compliance with such financial ~~covenants~~covenant, which computations were made in accordance with GAAP.

4.[Except as attached hereto, the Loan Parties have not acquired, or otherwise registered, any registered Intellectual Property since the last quarter.]2

2 To be included in all quarter-end certificates.

Ex. F-1

Exhibit G

[FORM OF] ASSIGNMENT AND ASSUMPTION

Dated [     , 20_]

Reference is made to the Loan and Security Agreement dated as of March 13, 2020 among HORIZON GLOBAL AMERICAS INC., a Delaware corporation (“~~Horizons America~~Horizon Americas”), CEQUENT TOWING PRODUCTS OF CANADA, LTD., a company formed under the laws of the Province of Ontario ("Cequent Canada"; together with ~~Horizons America~~Horizon Americas, each a "Borrower" and collectively the “Borrowers” ) , the other Loan Parties party thereto, the lenders party thereto as "Lenders" and ENCINA BUSINESS CREDIT, LLC, as agent ("Agent") for the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"). Terms defined in the Loan Agreement are used herein as therein defined.

[____________], solely in its capacity as a Lender under the Loan Agreement (the
"Assignor"), and [__________] (the "Assignee") agree as follows:

1.The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty (except as expressly set forth elsewhere herein), and the Assignee hereby purchases and assumes from the Assignor, on the Effective Date (as defined below), an interest as set forth in Exhibit A attached hereto (the "Assigned Interest") in and to (i) all of the Assignor's right, title and interest with respect to the Loans set forth in Exhibit A, (ii) all of the Assignor's right, title and interest with respect to the [Revolving Loan Commitment] of Assignor as set forth in Exhibit A and (iii) to the extent related thereto, all of the Assignor's rights and obligations, solely as a Lender, under the Loan Agreement and any other Loan Document (including, without limitation, (A) the outstanding principal amount of the Loans made by the Assignor and assigned to Assignee hereunder, and (B) the Assignor's pro rata share of the obligations owing by each Loan Party under the Loan Agreement and the Loan Documents). The Assigned Interest (expressed as a percentage) in the Loans and the [Revolving Loan Commitment] is set forth in Exhibit A.

2.The Assignor (i) represents and warrants as of the date hereof that [its Revolving Loan Commitment, or if its Revolving Loan Commitment shall have been terminated, the outstanding principal amount of its Revolving Loans], is set forth in Exhibit A (without giving effect to assignments thereof which have not yet become effective); (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties, the Collateral, the Loans, the Revolving Loan Commitments and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Assignment and Assumption) of the Assignor in connection with the assignment made under this Assignment and Assumption. The Assignee further acknowledges that the Assignee will, independently and without reliance upon Agent, the Assignor or any other Lender and based upon the Assignee's review of such documents and information as the Assignee deems appropriate at the time, make

Ex. G-1

ACCEPTED this         day of     , 20

ENCINA BUSINESS CREDIT, LLC,
as Agent

By         Name         Title    ]

Ex. G-5